Exhibit 23.2
Consent of Independent Auditor
We consent to the use in this Registration Statement (No. 333-176790) on Form S-4 of our reports dated October 31, 2011, October 21, 2011, August 31, 2011, and June 18, 2010, relating to our audits of the financial statements of Global Pathology Laboratory Services, Inc. and Subsidiary, Dermpath New England, LLC, Austin Pathology Associates, P.A. and Subsidiary and Pathology Solutions, LLC, respectively, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Independent Registered Public Accountants” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
November 1, 2011